Exhibit 10.10 - May 29, 2012 Consent of Stockholders in Lieu of Meeting

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

Pursuant to Article I, Section 1.11 of the Bylaws of PyroTec, Inc. (the "Corporation"), a Delaware corporation and successor in interest to Accelerated Acquisition XV, Inc., the shareholders constituting a majority of the issued and outstanding shares of common stock in the Corporation, hereby execute the following resolutions:

1. Jon Dyer, as Chairman of the Board for the Corporation, is hereby authorized to execute the following agreements with Resource Recycling Limited, Inc.: (a) Utilization Licensing Agreement dated May 29, 2012, (b) Operational Licensing Agreement dated May 29, 2012, and (c) Global Licensing, Operational and Utilization Agreement dated May 29, 2012.

2. Any and all actual or perceived conflicts of interest or related party transactions set forth in paragraph 1, above, are waived and approved, respectively, as being in the best interests of the Corporation.

3. Any and all prior actions of the Board of Directors are approved and ratified.

This consent is executed as of May 29, 2012.

RESOLVED:

/s/ D. Geno Brunton
World Venture Group, Inc.
Shareholder
Authorized Signator